EXHIBIT 3.1


                    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

                              ARTICLES OF AMENDMENT

         Hercules Technology Growth Capital, Inc., a Maryland corporation (the "Corporation"), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: The Corporation desires to, and does hereby, amend its charter (the "Charter") as currently in effect as hereafter set forth.

         SECOND: The Charter is hereby amended by deleting the existing Article V, Section 5.1 in its entirety and substituting in lieu thereof a new Article V,
Section 5.1 which reads as follows:

                  Section 5.1 Authorized Shares. The Corporation has authority to issue 60,000,000 shares of stock, initially consisting of 60,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"). The aggregate par value of all authorized shares of stock having par value is $60,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes or series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.


         THIRD: The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

         FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was thirty million (30,000,000) shares of stock, with a par value of $0.001 per share, amounting in aggregate to Thirty Thousand Dollars ($30,000).

         FIFTH: The total number of shares of stock which the Corporation had authority to issue immediately after the amendment to the Charter as set forth above is sixty million (60,000,000) shares of stock, with a par value of $0.00 1 per share, amounting in aggregate to Sixty Thousand Dollars ($60,000).


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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on March 6, 2007.


                                        HERCULES TECHNOLOGY GROWTH CAPITAL, INC.


Attest:  /s/Scott Harvey                          By:  /s/Manuel A. Henriquez
       ------------------------                       --------------------------
       Scott Harvey                               Manuel A. Henriquez
       Secretary                                  Chief Executive Officer


         THE UNDERSIGNED, Manuel A. Henriquez, Chief Executive Officer of Hercules Technology Growth Capital, Inc., who executed on behalf of said corporation the foregoing Articles of Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

                                                      /s/Manuel A. Henriquez
                                                    ----------------------------
                                                    Manuel A. Henriquez